MarketWise Reports Financial Results for First Quarter 2022

~ Total Subscribers of 15.4 Million, Including 909 Thousand Paid Subscribers ~

~ Revenues of $136.8 Million ~

~ Billings of $136.0 Million ~

~ Net Income of $23.0 Million ~

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for first quarter 2022.

First Quarter 2022 Key Performance Highlights
(Unaudited)	1Q 2022	1Q 2021
Total Subscribers (in thousands)	15,430	11,872
Paid Subscribers (in thousands)	909	1,001
Total net revenue (in millions)	$136.8	$119.7
Billings (in millions)	$136.0	$255.3
ARPU	$636	$825
Net income (loss) (in millions)	$23.0	$(615.1)
CFFO (in millions)	$1.1	$92.3
Adjusted CFFO (in millions)	$1.1	$98.0
First Quarter 2022 Highlights(1)
▪Total net revenue was $136.8 million in first quarter 2022 compared to $119.7 million in first quarter 2021
▪Total Billings in first quarter 2022 was $136.0 million compared to $255.3 million in first quarter 2021; First quarter 2021 was a record quarter for the Company across all fronts driven by all-time levels of customer engagement and conversions
▪Net income was $23.0 million in first quarter 2022 compared to a net loss of $615.1 million in first quarter 2021; the net loss in first quarter 2021 was driven by $601.1 million in stock-based compensation expense which related to Class B units under MarketWise, LLC’s prior operating agreement which was terminated as a result of our go-public Transaction on July 21, 2021. For further information on stock-based compensation, see footnotes 1 and 2 to Table 1. Income Statement below
▪Cash flow from operations (“CFFO”) was $1.1 million in first quarter 2022 compared to $92.3 million cash inflow in first quarter 2021
▪CFFO margin was 0.8% in first quarter 2022 compared to 77.1% in first quarter 2021
▪Adjusted CFFO, a non-GAAP measure, was $1.1 million in first quarter 2022 compared to $98.0 million in first quarter 2021
▪Adjusted CFFO margin, a non-GAAP measure was 0.8% in first quarter 2022 compared to 38.4% in first quarter 2021

▪Deferred revenue was $711.6 million as of March 31, 2022 compared to $665.1 million as of March 31, 2021
▪Paid Subscribers were 909 thousand as of March 31, 2022 compared to 1.0 million as of March 31, 2021
▪Free Subscribers were 14.5 million as of March 31, 2022 compared to 10.9 million as of March 31, 2021
__________________
(1)    See “Key Business Metrics and Non-GAAP Financial Measures” below. For a reconciliation of Adjusted CFFO and Adjusted CFFO margin, see “Cash Flow” below.

Mark Arnold, Chief Executive Officer of MarketWise, commented, “Many companies and consumers are facing challenges at the moment as we emerge from a 100-year pandemic, face 40-year high inflation, and as a full-blown war in Europe has developed. The human cost of these forces cannot be overlooked. But these conditions have also negatively impacted many businesses, and in particular many in the direct to consumer and investment analysis sectors such as MarketWise. We are seeing significant volatility across most asset classes causing investor indecision, lower consumer engagement, and elevated advertising costs. This has impacted our ability to attract significant numbers of new subscribers in a cost-effective way, and our Billings have been slowed somewhat.”
Mr. Arnold continued, “We continue to work to deliver new content and tools for our subscribers so they can better understand and adjust to current markets. We have successfully helped our subscribers navigate periods of volatility similar to this over our 22-year history, and we intend to do the same now. Our professionals are adjusting to these market forces and bringing new content to our subscribers, and we believe the results of these efforts will emerge over the course of the year. In addition to this, we continue our work to deploy our pan-MarketWise technology platform, to develop deeper expertise around data science across our organization, and to look for ways to better leverage our technology products by combining them with content.”
First Quarter 2022 Financial & Operational Results
Total net revenue increased by $17.1 million, or 14.3%, to $136.8 million in first quarter 2022 compared to $119.7 million in first quarter 2021. The increase in net revenue was primarily driven by a $11.3 million increase in lifetime subscription revenue and a $7.2 million increase in term subscription revenue, partially offset by a $1.4 million decrease in non-subscription revenue.
Both term and lifetime subscription revenue in first quarter 2022 benefited from the recognition of the deferred revenue we built up in prior years. Lifetime subscription revenue, which is initially deferred and recognized over a five-year period, increased as a result of higher volume of lifetime subscriptions in current and prior years, which continued to benefit us in first quarter 2022.
Billings decreased by $119.3 million, or 46.7%, to $136.0 million in first quarter 2022 compared to $255.3 million in first quarter 2021. While first quarter 2022 Billings decreased from prior year, given that first quarter 2021 was a record quarter across all metrics, including Paid Subscriber growth, consumer engagement, and conversion rates, we did not expect to show year-over-year growth. We believe the decrease is due in large part to post-COVID reduced engagement of subscribers and potential subscribers. This began in the second half of 2021 as consumers prioritized travel and leisure in lieu of spending time focusing on their investments. First quarter 2022 brought additional challenges with uncertainty stemming from external factors such as 40-year high inflation, volatility across asset classes, federal reserve tightening, and the war in Ukraine, which we believe contributed to subscribers and potential subscribers delaying their purchases.
Billings decreased by $15.4 million, or 10%, to $136.0 million for first quarter 2022 as compared to $151.4 million for fourth quarter 2021. While Billings decreased from fourth quarter 2021, overall consumer engagement was essentially flat. We believe the decrease in Billings was primarily driven by subscriber uncertainty stemming from the external factors listed above, which we believe contributed to subscribers and potential subscribers delaying their purchases.

Net income was $23.0 million in first quarter 2022 compared to a net loss of $615.1 million in first quarter 2021. We recognized stock-based compensation expenses related to the new 2021 Incentive Award Plan and the ESPP of $2.6 million in first quarter 2022, and stock-based compensation expenses related to the Class B Units of $601.1 million in first quarter 2021.
Cash flow from operations decreased by $91.2 million, or 98.8%, from $92.3 million in first quarter 2021 to $1.1 million in first quarter 2022, primarily due to net income of $23.0 million adjusted for net non-cash factors which reduced cash by $1.7 million, and net changes in our operating assets and liabilities which reduced cash by $20.3 million, largely due to timing differences in the net receipt of cash.
Adjusted CFFO decreased by $96.9 million, or 98.9%, from $98.0 million in first quarter 2021 to $1.1 million in first quarter 2022, primarily driven by a decrease of $119.3 million in Billings at an Adjusted CFFO Margin of 0.8%. Additionally, while per unit subscriber acquisition costs remained high in first quarter 2022, we didn’t decrease marketing expenditures as much as we might have otherwise, as our marketers continued to test investment themes amidst a volatile and changing market. Adjusted CFFO this quarter was further impacted by the adjustment for non-cash factors which reduced cash by $1.7 million and net changes in working capital, excluding changes in deferred revenue and changes in deferred contract acquisition costs, which reduced cash by $18.1 million, largely due to timing differences in the net receipt of cash.
Total Paid Subscribers decreased by 93 thousand, or 9.3%, to 909 thousand as of March 31, 2022 compared to 1.0 million at March 31, 2021, driven by a combination of decreased overall consumer engagement as the economy reopened in mid-2021, an outsized new subscriber cohort from first quarter 2021 yielding additional churned subscribers, in addition to the overall challenging economic environment within first quarter 2022.
Total Paid Subscribers decreased by 63 thousand, or 6.5%, to 909 thousand as of March 31, 2022 as compared to 972 thousand as of December 31, 2021. We experienced a period of uncertainty this quarter with external factors such as post-COVID travel and engagement dynamics, and the other external factors discussed previously, which we believe contributed to subscribers and potential subscribers delaying their purchases, and has slowed subscriber acquisition this quarter. In addition, the outsized acquisition of new subscribers in first quarter 2021 led to increased churn count in first quarter 2022. While the percentage churn rate of this outsized cohort was in line historically, we estimate the absolute size of this cohort generated an additional 60 thousand churned subscribers in first quarter 2022. Excluding this additional 60 thousand churned subscribers, our overall churn was in line with prior quarters.
Free Subscribers increased by 3.7 million, or 33.6%, to 14.5 million at March 31, 2022 compared to 10.9 million at March 31, 2021, as our significant lead-generation efforts that began in earnest during late 2018 and intensified during 2019 and 2020 with the expansion across multiple brands, continued during 2021 and through first quarter 2022.
Free Subscribers increased by 0.8 million, or 6.0%, to 14.5 million as of March 31, 2022 as compared to 13.7 million as of December 31, 2021. This growth was driven by our continued lead generation efforts and the expansion of our product set.

Non-GAAP Measures
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), to Adjusted CFFO and Adjusted CFFO Margin for each of the periods presented:

(In thousands)	Three Months Ended March 31,
	2021	2020
Net cash provided by operating activities	$1,068	$92,304
Plus: Profits distributions to Class B Unitholders included in stock-based compensation expense	—	5,651
Adjusted CFFO	$1,068	$97,955

Net cash provided by operating activities	$1,068	$92,304
Total net revenue	136,798	119,714
Net cash provided by operating activities margin	0.8%	77.1%

Adjusted CFFO	$1,068	$97,955
Billings	$135,995	$255,303
Adjusted CFFO margin	0.8%	38.4%
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 20 years of operating history, MarketWise is currently comprised of 12 primary customer facing brands, offering more than 175 products, and serving a community of 15 million Free and Paid Subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
MarketWise Inc.’s common stock trades on the NASDAQ Global Market under the symbol "MKTW". Warrants on the Company's common stock also trade on the NASDAQ Global Market under the symbol "MKTWW".
Conference Call Details
As previously announced, the Company will hold a conference call to discuss its First Quarter 2022 results on Monday, May 9, at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 1-877-407-4018 (domestic) or 1-201-689-8471 (international) and asking for the MarketWise First Quarter 2022 Earnings Call. A telephonic replay will be available starting at 2:00 p.m. Eastern Time on the same day and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the passcode 13729146. The telephonic replay will be available until 11:59 p.m. Eastern Time on May 23, 2022.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investors.marketwise.com. The online replay will remain available for a limited time beginning immediately following the call.
Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings is defined as amounts invoiced to customers.
Free Subscribers are defined as unique subscribers who have subscribed to one of our many free investment publications via a valid email address and continue to remain directly opted in, excluding any Paid Subscribers who also have free subscriptions.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
We also discuss certain measures that are not determined in accordance with GAAP, namely Adjusted CFFO, and Adjusted CFFO Margin. We use Adjusted CFFO and Adjusted CFFO Margin to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided above for Adjusted CFFO and Adjusted CFFO Margin to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.
Adjusted CFFO is defined as net cash provided by operating activities plus profits distributions to Class B unitholders included in stock-based compensation expense, plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about ongoing operating performance, to facilitate comparison of our results to those of peer companies over multiple periods, and for internal planning and forecasting purposes. We have presented Adjusted CFFO and Adjusted CFFO Margin because we believe they provide investors with greater comparability of our operating performance without the effects of stock-based compensation expense related to holders of Class B units that will not continue following the consummation of the Transactions, because all Class B units were converted into common units of MarketWise, LLC. Going forward, we will make certain tax distributions to our members in amounts sufficient to pay individual income taxes on their respective allocation of the profits of MarketWise, LLC at then-prevailing individual income tax rates. These distributions will not be recorded on our income statement and will be reflected on our cash flow statement as cash used in financing activities. The cash used to make these distributions will not be available to us for use in the business.
Adjusted CFFO and Adjusted CFFO Margin have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as cash flow from operations. Some of the limitations of using Adjusted CFFO and Adjusted CFFO Margin are that these metrics may be calculated differently by other companies in our industry.
We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; the impact of the COVID-19 pandemic; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; our ability to maintain and protect our intellectual property; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2021. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

(Unaudited, in thousands)	Three Months Ended March 31,
	2022	2021
Net revenue	$136,620	$119,341
Related party revenue	178	373
Total net revenue	136,798	119,714

Operating expenses:
Cost of revenue(1)(2)	17,617	132,812
Sales and marketing(1)(2)	68,237	91,785
General and administrative(1)(2)	30,545	507,429
Research and development(1)(2)	2,278	1,778
Depreciation and amortization	604	751
Related party expense	97	20
Total operating expenses	119,378	734,575
Income (loss) from operations	17,420	(614,861)
Other income (expense), net	7,296	(227)
Interest (expense) income, net	(171)	5
Income (loss) before income taxes	24,545	(615,083)
Income tax expense	1,522	—
Net income (loss)	23,023	(615,083)
Net income (loss) attributable to noncontrolling interests	17,198	(630)
Net income (loss) attributable to MarketWise, Inc.	$5,825	$(614,453)

(1)    Stock-based compensation expenses by line item:

(Unaudited, in thousands)	Three Months Ended March 31,
	2022	2021
Cost of revenue	$532	$114,348
Sales and marketing	565	14,070
General and administrative	1,491	472,657
Total stock-based compensation expense	$2,588	$601,075
(2)    Included within cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows:

(Unaudited, in thousands)	Three Months Ended March 31,
	2022	2021
2021 Incentive Award Plan	$2,430	$—
Employee Stock Purchase Plan	158	—
Vested Class B units and change in fair value of Class B liability awards	—	595,424
Profits distributions to Class B unitholders	—	5,651
Total stock-based compensation expense	$2,588	$601,075

Note: During 2021 our stock-based compensation expense primarily stemmed from certain provisions of MarketWise, LLC’s prior operating agreement and related to the value of newly vested Class B units under that agreement, profits distributions to Class B unitholders, and the change in value of previously vested Class B units. Our Class B units were classified as derivative liabilities as opposed to equity and remeasured to fair value at the end of each reporting period, with the change in fair value included in overall stock-based compensation expense. However, following the consummation of the Transaction, MarketWise, LLC adopted a new operating agreement and all Class B units were converted into common units of MarketWise, LLC, so all the stock-based compensation associated with those Class B units being categorized as derivative liabilities ceased. During 2022, stock-based compensation is based upon any stock-based compensation associated with our 2021 Incentive Award Plan and our Employee Stock Purchase Plan and is in line with stock-based compensation that may be seen at companies similar to MarketWise.

Table 2. Balance Sheet

(Unaudited, in thousands, except share and per share data)	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$125,737	$139,078
Accounts receivable	16,412	7,805
Prepaid expenses	11,709	13,043
Related party receivables	185	496
Related party notes receivable, current	302	298
Restricted cash	500	500
Deferred contract acquisition costs	88,441	82,685
Other current assets	1,488	2,484
Total current assets	244,774	246,389
Property and equipment, net	1,099	1,188
Operating lease right-of-use assets	10,316	10,901
Intangible assets, net	8,142	8,612
Goodwill	23,288	23,288
Deferred contract acquisition costs, noncurrent	118,279	120,386
Related party notes receivable, noncurrent	861	861
Deferred tax assets	7,442	8,964
Other assets	2,220	965
Total assets	$416,421	$421,554
Liabilities and stockholders’ deficit
Current liabilities:
Trade and other payables	$2,362	$4,758
Related party payables, net	495	970
Accrued expenses	41,037	46,453
Deferred revenue and other contract liabilities	317,860	317,133
Operating lease liabilities	1,361	1,274
Other current liabilities	22,627	24,905
Total current liabilities	385,742	395,493
Deferred revenue and other contract liabilities, noncurrent	393,764	393,043
Derivative liabilities, noncurrent	1,601	2,015
Warrant liabilities	22,615	29,332
Operating lease liabilities, noncurrent	6,710	6,933
Total liabilities	810,432	826,816
Commitments and Contingencies	—	—
Stockholders’ deficit:
Common stock - Class A, par value of $0.0001 per share, 950,000,000 shares authorized; 22,574,956 and 24,718,402 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	2	2
Common stock - Class B, par value of $0.0001 per share, 300,000,000 shares authorized; 291,092,303 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	29	29
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	88,645	97,548
Accumulated other comprehensive loss	(26)	(9)
Accumulated deficit	(140,290)	(146,115)
Total stockholders’ deficit attributable to MarketWise, Inc.	(51,640)	(48,545)
Noncontrolling interest	(342,371)	(356,717)
Total stockholders’ deficit	(394,011)	(405,262)
Total liabilities, noncontrolling interest, and stockholders’ deficit	$416,421	$421,554

Table 3. Cash Flows

(Unaudited, in thousands)	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$23,023	$(615,083)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	604	751
Impairment of right-of-use assets	287	—
Stock-based compensation	2,588	43,880
Change in fair value of derivative liabilities – Class B Units	—	551,544
Change in fair value of derivative liabilities – other	(7,131)	394
Deferred taxes	1,522	—
Unrealized gains on foreign currency	(8)	(10)
Noncash lease expense	478	448
Gain on sale of cryptocurrencies	—	(105)
Changes in operating assets and liabilities:
Accounts receivable	(8,607)	(722)
Related party receivables and payables, net	(164)	2,704
Prepaid expenses	1,334	(1,060)
Other current assets and other assets	(259)	97
Cryptocurrency intangible assets	—	108
Deferred contract acquisition costs	(3,649)	(49,681)
Trade and other payables	(2,388)	(5,263)
Accrued expenses	(5,416)	29,640
Deferred revenue	1,448	130,785
Operating lease liabilities	(316)	(276)
Other current and long-term liabilities	(2,278)	4,153
Net cash provided by operating activities	1,068	92,304
Cash flows from investing activities:
Cash paid for Chaikin acquisition, net of cash acquired	—	(7,139)
Purchases of property and equipment	(14)	(13)
Purchases of intangible assets	—	(662)
Capitalized software development costs	(31)	(20)
Net cash used in investing activities	(45)	(7,834)
Cash flows from financing activities:
Issuance of related party notes receivable	(4)	(2)
Repurchases of stock	(11,491)	—
Distributions to members	—	(13,917)
Distributions to noncontrolling interests	(2,852)	(250)
Net cash used in financing activities	(14,347)	(14,169)
Effect of exchange rate changes on cash	(17)	(16)
Net increase in cash, cash equivalents and restricted cash	(13,341)	70,285
Cash, cash equivalents and restricted cash — beginning of period	139,578	114,927
Cash, cash equivalents and restricted cash — end of period	$126,237	$185,212

MarketWise Investor Relations Contact
Jonathan Shanfield - MarketWise Investor Relations
Jamie Lillis - Solebury Trout
(800) 290-4113
ir@marketwise.com
MarketWise Media Contact
Email: media@marketwise.com